Exhibit 10.2

ARES REAL ESTATE INCOME TRUST INC.

INDEPENDENT DIRECTOR RESTRICTED STOCK UNIT NOTICE

FOR

[Insert Name of Participant]

This Notice evidences the award of restricted stock units (each, a “Unit,” and collectively, the “Units”) of Ares Real Estate Income Trust Inc., a Maryland corporation (the “Company”), that have been granted to you pursuant to the Ares Real Estate Income Trust Inc. Equity Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Unit Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each whole Unit is equivalent in value to one Class [I-R / I-PR] share of the Company’s Common Stock (each, a “Class [I-R / I-PR] Share” and collectively, the “Class [I-R / I-PR] Shares”) and represents the Company’s commitment to issue one Class [I-R / I-PR] Share at a future date, subject to the terms of the Agreement and the Plan. The Units are credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.

Date of Grant: ____________

Number of Units: ____________

Vesting Schedule: All of the Units are nonvested and forfeitable as of the Date of Grant. So long as your Service with the Company is continuous from the Date of Grant through the applicable date upon which vesting is scheduled to occur, all of the Units shall vest on the earliest of the following: (i) the first anniversary of the Date of Grant; (ii) the day immediately before the first annual meeting of stockholders of the Company at which members of the Board are to be elected that occurs after the Date of Grant; (iii) the date of your termination of Service due to death or “permanent and total disability” (as defined under Section 22(e)(3) of the Code); or (iv) immediately before and contingent upon the occurrence of a Change in Control.

Ares Real Estate Income Trust Inc.	Date

I acknowledge that I have carefully read the Agreement, the Plan and the private placement memorandum. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the Units or the Company.

Signature of Participant	Date

ARES REAL ESTATE INCOME TRUST INC.

INDEPENDENT DIRECTOR RESTRICTED STOCK UNIT aGREEMENT

1.Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement, the Notice, or the Plan.

2.Vesting. All of the Units are nonvested and forfeitable as of the Date of Grant. So long as your Service is continuous from the Date of Grant through the applicable date upon which vesting is scheduled to occur, the Units will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice. Except for the circumstances, if any, described in the Notice, none of the Units will become vested and nonforfeitable after your Service ceases.

3.Termination of Service. Unless otherwise provided in the Notice, if your Service with the Company ceases for any reason, all Units that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such Units or the underlying Class [I-R / I-PR] Shares.

4.Restrictions on Transfer. Neither this Agreement nor any of the Units may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the Units shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the Units may be transferred upon your death by beneficiary designation, last will and testament or under the laws of descent and distribution.

5.Dividend Equivalent Payments. If the Board declares and the Company pays a cash dividend on Class [I-R / I-PR] Shares for any period in which your Units are unpaid and outstanding (regardless of whether such Units are then vested and including any period during which settlement of the Units is deferred pursuant to a valid Deferral Election), you will be entitled to Dividend Equivalents on the dividend payment date established by the Company with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class [I-R / I-PR] Shares as the number of whole and fractional Units subject to this Agreement and credited to your account had such Class [I-R / I-PR] Shares been outstanding during the same portion of such period as the Units were unpaid and outstanding. Any such Dividend Equivalents will be paid in the form of additional Units (including, as applicable, fractional Units) being credited to your account, will be subject to the same terms and vesting as the underlying Units with respect to which the Dividend Equivalents are paid, and will be paid at the same time as the underlying Units with respect to which the Dividend Equivalents are paid. The number of additional Units credited to your account as Dividend Equivalents on any dividend payment date with respect to any period for which a dividend is paid shall be determined by dividing (1) the aggregate cash dividend that would have been payable on the same number of Class [I-R / I-PR] Shares as the number of Units subject to this Agreement had such Class [I-R / I-PR] Shares been outstanding during the same portion of such period as the Units were unpaid and outstanding, by (2) the per-share Class [I-R / I-PR] NAV determined on the dividend payment date. For the avoidance of doubt, any additional Units that are credited to your account as Dividend Equivalents shall thereafter, until their settlement or forfeiture, be treated as unpaid and outstanding Units against which Dividend Equivalents may accrue on subsequent dividend payment dates.

6.Settlement of Units

(a)Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required by law) as a condition to settlement of the Units. The Company will issue to you, in settlement of your Units, the number of Class [I-R / I-PR] Shares that equals the number of Units that become vested, and such vested Units will terminate and cease to be outstanding upon such issuance of the Class [I-R / I-PR] Shares. Upon issuance of such Class [I-R / I-PR] Shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason. As a condition to the settlement of the Units, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

(b)Timing of Settlement. Except as otherwise provided in a valid deferral election made by you in accordance with Treasury Regulation Section 1.409A-2 and acceptable to the Company (a “Deferral Election”), your Units will be settled by the Company, as described herein, within thirty (30) days after the date that the Units become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. In all cases absent a Deferral Election, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner.

(c)Share Transfer Restrictions After Settlement. The Class [I-R / I-PR] Shares received by you pursuant to this Agreement upon settlement of your Units shall be eligible for redemption under the Company’s Share Redemption Program, subject to (i) a requirement that you hold at least $30,000 in Class [I-R / I-PR] Shares, based on the then-current Class [I-R / I-PR] NAV and (ii) applicable restrictions under the Company’s Insider Trading Policy. Transfers outside of the Share Redemption Program will be permitted on a case-by-case basis if approved by the Board and such transfers must comply with applicable laws. Transfer restrictions will be lifted in the event you cease to be a director of the Company for any reason.

7.Adjustments for Corporate Transactions and Other Events

(a)Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Class [I-R / I-PR] Shares, the number of outstanding Units shall, without further action of the Administrator, be adjusted to reflect such event. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Class [I-R / I-PR] Shares shall be converted into other securities, the Units shall pertain to and apply to the securities to which a holder of the number of Class [I-R / I-PR] Shares subject to the Units would have been entitled. If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of Class [I-R / I-PR] Shares subject to the Units would have been entitled, in the same manner and to the same extent as the Units. Nothing in this Section 7 shall be construed as limiting or modifying the authority and discretion reserved to the Administrator to take any action with respect to the Units at such time and on such terms and conditions as the Administrator determines in its absolute direction to be desirable pursuant to the Plan.

8.Non-Guarantee of Directorship. Nothing in the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board for any period of time or be construed as a limitation on the right of the stockholders to remove you from the Board in accordance with the Company’s charter or bylaws.

9.Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the Units until such shares of Common Stock have been issued to you.

10.The Company’s Rights. The existence of the Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.Restrictions on Issuance of Shares. The issuance of Class [I-R / I-PR] Shares upon settlement of the Units shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No Class [I-R / I-PR] Shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. If necessary to satisfy any law, regulation, rule or administrative decision with respect to the Company’s ongoing operations, including any ongoing offering of Common Stock, the Company shall have authority to replace or modify the terms of any vested or unvested Units with a form of compensation that is, as close as reasonably practicable as determined in the Administrator’s discretion, economically equivalent as of the date of such replacement or modification, taking into consideration any valid Deferral Elections in effect with respect to such Units.

12.Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Company’s Secretary at 1200 17th Street, Suite 2900, Denver, CO 80202, or if the Company should move its principal office, to such principal office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of Units by electronic means or to request your consent to participate in the Plan or accept this award of Units by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Entire Agreement. This Agreement, together with the relevant Notice, the Plan, and any Deferral Election, contain the entire agreement between the parties with respect to the Units granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Units granted hereunder shall be void and ineffective for all purposes.

14.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that, except as permitted otherwise pursuant to Section 11 of this Agreement or the Plan, this Agreement may not be modified in a manner that would have a materially adverse effect on the Units as determined in the discretion of the Administrator without your written consent.

15. 409A Savings Clause. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect of the Units and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code. Notwithstanding the provisions of Section 6 of this Agreement, if you are a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Administrator) when you incur a separation from Service (within the meaning of Section 409A of the Code) and your Units are to be settled on account of such separation from Service, settlement of your Units will be made within fifteen (15) days after the end of the six-month period beginning on the date of your separation from Service (or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death), but only if such delay in settlement is necessary to avoid the imposition of additional taxation on you in respect of such settlement under Section 409A of the

Code. Each installment of Units that vests under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2). For purposes of Section 409A of the Code, the crediting and/or payment of Dividend Equivalents under Section 5 of this Agreement shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Units.

16.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of Units and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, and you have agreed that you have done so or knowingly and voluntarily declined to do so.

17.Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Company’s Secretary at 1200 17th Street, Suite 2900, Denver, CO 80202.

18.No Trust or Fund Created. None of this Agreement, the grant of Units hereunder, the deferral of settlement of the Units pursuant to a Deferral Election, or the issuance of shares of Common Stock upon settlement of the Units shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that you or any other person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland (without reference to the conflict of laws rules or principles thereof).

20.Arbitration. To the extent that a dispute arises between the parties under this Agreement, the parties agree to attempt to settle such dispute through non-binding mediation to be held for a maximum of one (1) day administered by the Judicial Arbiter Group (“JAG”), before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect. If such dispute cannot be resolved through mediation, it shall be resolved by binding arbitration before a panel of three (3) arbitrators of JAG (selected by the JAG mediator) under the commercial arbitration rules then in effect. Each party shall bear its own legal, accounting and other similar fees incurred in connection with such arbitration; provided that (a) the losing party shall bear the costs of such arbitration and (b) the arbitrators shall award legal fees to the prevailing party in such dispute. Such arbitration and determination shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrators shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The parties agree that any such mediation or arbitration shall be conducted in Denver, Colorado. This arbitration provision is in no way intended to reduce or modify the sole and absolute discretion afforded to the Administrator under the Plan.

21.Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

22.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Units, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

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GLOSSARY

(a)“Administrator” means the Board or, if the Board so delegates its authority, the Compensation Committee.

(b)“Affiliate” or “Affiliated” means, as to any individual, corporation, partnership, trust, limited liability company or other legal entity (i) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by or under common control with another person or entity; (ii) any person or entity directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, general partner or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, general partner or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

(c)“Agreement” means this document, as amended from time to time, together with the Notice and the Plan which are incorporated herein by reference.

(d)“Beneficial Owner” has the meaning given in Rule 13d-3 under the Exchange Act.

(e)“Board” means the Board of Directors of the Company.

(f)“Change in Control” means any of the following transactions:

(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (a “Controlling Interest”), excluding (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (B) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds (2/3) of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; or

(iii)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (I) solely as the result of a public offering or (II) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(g)Class [I-R / I-PR] NAV” means the net asset value per “Class [I-R / I-PR] Share, as determined pursuant to the Company’s valuation policies and procedures, as they may be amended from time to time.

(h)“Class [I-R / I-PR] Share” means a Class [I-R / I-PR] share of Common Stock.

(i)“Code” means the Internal Revenue Code of 1986, as amended.

(j)“Common Stock” means the common stock of the Company, par value $0.01 per share, issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock.

(k)“Company” means Ares Real Estate Income Trust Inc., a Maryland corporation.

(l)“Date of Grant” means the effective date of a grant of Units made to you as set forth in the relevant Notice.

(m)“Deferral Election” means a valid deferral election made by you in accordance with Treasury Regulation Section 1.409A-2 and in such form acceptable to the Company in its discretion.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)“Fair Market Value” has the meaning set forth in the Plan.

(p)“Insider Trading Policy” means the Company’s insider trading policy, as it may be amended from time to time.

(q)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of Units made to you.

(r)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(s)“Plan” means the Ares Real Estate Income Trust Fund Inc. Second Amended and Restated Equity Incentive Plan, as it may be amended from time to time.

(t)“Service” means your service as a member of the Board.

(u)“Share Redemption Program” means the Company’s Share Redemption Program, as it may be amended from time to time.

(v)“Unit” means a unit, the value of which shall always be equal to the value of one Class [I-R / I-PR] Share.

(w)“You” or “Your” means the recipient of the Units as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Units may be transferred by beneficiary designation, last will and testament or the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}